EXHIBIT 10.2

A BINDING JOINT VENTURE AGREEMENT-EGYPT

This Agreement made the 7th day of August, 2005 between: TransPacific Petroleum Corp., a Corporation organized and existing under the laws of the Province of British Columbia - Canada (hereinafter referred to as "TransPacific") and Mogul Energy Ltd., a Corporation organized and existing under the laws of the Province of British Columbia - Canada and any Associated Company that might join them at a later date (hereinafter referred to as “Mogul”).

This agreement is supplemental to the attached binding farm-out agreement dated August 1st, 2005 between Dover Investments, TransPacific and Mogul. It has been mutually agreed by and between the parties to the following:

1.  Mogul is committed to drill and complete or abandon, at its own expense, two exploratory wells at locations acceptable to them, down to the Nubia Formation or 9,000 feet (whichever comes first) in East Wadi Araba Concession (EWA), before the end of the second exploration period and, the first well should spud within a maximum of nine months from the date of this agreement.

2.  Within one week of Mogul’s issuance of a Letter of Guarantee for US$2 million to EGPC from a major bank in Egypt, Dover will submit a Deed of Assignment to EGPC requesting the re-allocation of interests in EWA to indicate 85% to Mogul and TransPacific and 15% to Dover.

3.  TransPacific will be entitled to 25% (twenty five percent) Carried Working Interest, Dover to 15% Carried Working Interest and Mogul as 60% Working Interest in EWA. Whereby, Mogul will be responsible for providing all expenses, costs of drilling and completion of all exploratory and development wells, all production facilities, Cairo and field offices.

4.  Within one month of a request made by TransPacific, Mogul will be obligated to submit a Deed of Assignment to EGPC to declare TransPacific, or any other related company it designates, as a 25% (twenty five percent) Carried Working Interest partner in EWA. Consequently, the interests becomes: Mogul as 60% Working Interest whereas, TransPacific’s 25% and Dover’s 15% are both Carried Working Interest.

5.  In the case of establishing a discovery or discoveries in EWA, Mogul, TransPacific and Dover will share proportionately (60%, 25% and 15%) all the benefits of the entire Cost Recovery Pool, as well as the Profit Oil portion of production. All partners will share proportionately in the operating costs of the Joint Operating Company.

6.  Within one month of the approval of the Deed of Assignment by the Egyptian Government, Mogul, Dover and TransPacific are committed to sign a Joint Operating Agreement, based on the principals of the Association of International Petroleum Negotiators (AIPN), to compliment this Binding Agreement and will be considered as part of it.

7.  All disputes between Mogul, Dover and TransPacific will be resolved and arbitrated under the arbitration rules of the Province of Alberta - Canada by three arbitrators, one arbitrator to be selected by each party and the two arbitrators should agree on the third one.

8.  This Agreement is the entire agreement between the parties and, it supersedes all prior oral and written representations and agreements, with respect to EWA and may not be modified except in writing by the mutual agreement of Mogul and TransPacific.

9.  This agreement shall ensure to the benefit of and shall be binding upon the parties hereto and their respective successors, heirs and approved assignors.

In witness whereof, the parties have executed this Agreement this 7th day of August, 2005.

/s/ Parvez Tyab
Mr. Parvez Tyab-President	Dated: August 7th , 2005
Mogul Energy Ltd.

/s/ Ghareeb M. Awad
Dr. Ghareeb M. Awad - President	Dated: August 7th , 2005
TransPacific Petroleum Corp.